Exhibit 10.200
LIBERTY MUTUAL
SUPPLEMENTAL INCOME AT
RETIREMENT PLAN #2
(As Amended and Restated on January 1, 2010)

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ARTICLE 1 — CONTRIBUTIONS	19

1.1 Contributions	19
1.2 Requirements Applicable to Compensation and Bonus Deferrals	23
1.3 Company Matching Contributions	23

ARTICLE 2 — PARTICIPANT ACCOUNTS AND EARNINGS; STATEMENTS	24

2.1 Accounts	24
2.2 Earnings	24
2.3 Statements	25

ARTICLE 3 — BENEFITS	26

3.1 Deferral Period	26
3.2 Form of Distribution	27
3.3 Separation from Service Prior to Retirement, Disability, or Death	28
3.4 Hardship Distributions	29
3.5 Predetermined Cashout	29

ARTICLE 4 — SURVIVORSHIP BENEFITS	30

4.1 Recipient	30
4.2 Form and Timing of Payment	30

APPENDIX II RETIREMENT PLAN RELATED PROVISIONS FOR SIRP #2	31

ARTICLE 1 — BENEFITS	31

1.1 Amount of Benefit	31
1.2 Form and Timing of Distribution	32
1.3 Surviving Annuitant	35
1.4 Payment of Lump Sum or Annuity in Full Satisfaction of Benefit Obligation	35
1.5 Effect of Reemployment	37
1.6 Nonduplication of Benefits	37
1.7 Effect of Change in Control	37

APPENDIX III CALCULATING THE GRANDFATHERED AMOUNT	40

APPENDIX IV PROVISIONS RELATING TO THE SAFECO DEFERRED COMPENSATION AND SUPPLEMENTAL BENEFIT PLAN FOR EXECUTIVES (AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 1, 2004)	42

ARTICLE 1 — STATEMENT OF INTENT	42

ARTICLE 2 — PARTICIPATION	43

ARTICLE 3 — LEGAL FEES	43

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ARTICLE I — BACKGROUND
1.1 Establishment. Liberty Mutual Group Inc. (the “Company”) established this Liberty Mutual Supplemental Income at Retirement Plan #2 (“SIRP #2” or this “Plan”) effective January 1, 2005.
1.2 Applicability. This amendment and restatement of the Plan applies only to Qualified Executives who are actively employed by a Participating Employer on or after January 1, 2010. Amounts earned and vested under the SIRP as of December 31, 2004 are intended to be grandfathered from Section 409A, and shall be subject to the terms of SIRP (as defined in Article II below). Amounts that are not both earned and vested under SIRP as of December 31, 2004 shall be subject to the terms of SIRP #2.
1.3 Purpose. The purpose of SIRP #2 is to:
(a)	Provide certain employees with an opportunity to defer more of their Compensation and Bonus on a tax-favored basis than can be deferred under TIP because of the limitations under Sections 401(a)(17), 402(g), and 415 of the Code;

(b)	Provide certain employees with the benefits to which they would be eligible under the Retirement Plan but for the limitations under Sections 401(a)(17) and 415 of the Code; and

(c)	Recognize any deferrals made under Section 1.3(a) above that cannot be recognized under the Retirement Plan when calculating pension benefits or under TIP when calculating company matching contributions.
Appendix I describes the TIP-related benefits of SIRP #2. Appendix II describes the Retirement Plan related benefits of SIRP #2. Appendix III sets forth the method of calculating the Grandfathered Amount under Appendix II. Appendix IV describes provisions relating to the Safeco Deferred Compensation and Supplemental Benefit Plan for Executives. Appendix V describes provisions of SIRP #2 Appendix II as they apply to Ohio Casualty Insurance Company Benefit Equalization Plan participants.

1.4 Section 409A
(a)	SIRP #2 is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Section 409A. Any provision under SIRP #2 that would cause any benefit hereunder to be subject to Federal income tax prior to payment shall be void as of the Effective Date without the necessity of further action by the Board or the Administrator.

(b)	There shall be no acceleration or subsequent deferral of the time or schedule of any payment under SIRP #2 except as permitted under Section 409A and the terms of this Plan.

(c)	The provisions of SIRP #2 shall not apply to the SIRP or constitute a material modification of the SIRP.
ARTICLE II — DEFINITIONS
Whenever capitalized in this document, the following terms shall have the respective meanings set forth below.
2.1 Account means a bookkeeping account maintained by the Administrator as described in Article 2 of Appendix I.
2.2 Administrator means, with respect to TIP-related benefits of SIRP #2, the “TIP Administrative Committee” (as that term is defined under TIP) and, with respect to the Retirement Plan related benefits under SIRP #2, the “Retirement Board” (as that term is defined in the Retirement Plan).
2.3 Affiliated Employer means any corporation, partnership, limited liability company or other entity that is required to be considered, together with the Company, as a single employer under Section 414(b) of the Code (employees of controlled group of corporations) or Section 414(c) of the Code (employees of partnerships or limited liability companies under common control). For purposes of determining a controlled group of corporations under Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code. For purposes of determining trades or businesses that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treas. Reg. Sect. 1.414(c)-2. An entity shall not be considered an “Affiliated Employer” for any period of time prior to satisfying the controlled group or common control tests described above.
2.4 Beneficiary means, for purposes of Appendix I, the surviving Spouse of a Participant unless the Participant has elected, on a form provided by the Administrator, another person as his or her Beneficiary. In the event an unmarried Participant dies without designating a Beneficiary, or in the event no designated Beneficiary survives the Participant, the benefits payable under Appendix I shall be paid to the Participant’s estate. Beneficiary does not include an alternate payee under a domestic relations order, including a qualified domestic relations order (QDRO), except as otherwise required by applicable law. Payments made on account of a Participant’s death shall be paid at the same time and in the same form regardless of the identity of the Beneficiary.
2.5 Bonus means a Short Term Bonus or a Long Term Bonus. “Short Term Bonus” means extra cash compensation earned during a Plan Year under the Liberty Mutual Management Incentive Compensation Plan, or any other “performance-based compensation” (as defined under Treas. Reg. §1.409A-1(e)) designated by the Chief Executive Officer of the Company that relates to services performed by a Participant during a performance period of 12 months. “Long Term Bonus” means extra cash compensation earned under the Liberty Mutual Executive Long Term Incentive Compensation Plan, or any similar “performance-based compensation” (as defined under Treas. Reg. §1.409A-1(e)) designated by the Chief Executive Officer of the Company that relates to services performed by a Participant during a performance period of more than twelve months.
2.6 Code means the Internal Revenue Code of 1986, as amended from time to time.
2.7 Compensation means, for purposes of Appendix I, the base salary earned by the Participant in a Plan Year except that Compensation shall not include any amount earned prior to the effective date of the Participant’s deferral election under this Plan. Base salary includes any salary deferral contributions made on a Participant’s behalf under a cash or deferred arrangement pursuant to Section 401(k) or Section 125 or Section 132 of the Code or pursuant to any other plan of deferred compensation sponsored by a Participating Employer. In no event shall Compensation include Bonus, expense reimbursements or cash-out payments of accrued vacation pay.
2.8 Disability or Disabled means an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the receipt of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, all as determined by the Administrator in accordance with Section 409A, or a determination by the Social Security Administration that the applicable Participant has become totally disabled. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.
2.9 Effective Date means January 1, 2010 except as specifically provided to the contrary herein.
2.10 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.11 Participant means an individual who has satisfied the requirements of Article III and who either has an account balance under Appendix I, an accrued benefit under Appendix II under SIRP #2 or both.
2.12 Participating Employer means the Company and any Affiliated Employer that adopts the Plan with the permission of the Company. A list of the Participating Employers as of the Effective Date is set forth in Exhibit A to this Plan.

2.13 Plan Year means the calendar year.
2.14 Qualified Executive means an employee of a Participating Employer who (a) is a U.S. citizen or “resident alien” (as defined under Section 7701(b)(1)(A) of the Code), (b) is at or above the level of Management A, as determined by the Company, and (c) for purposes of Appendix I, is eligible to participate in TIP and for purposes of Appendix II, is eligible to participate in the Retirement Plan. An individual shall cease to be a Qualified Executive on the earliest of the date such individual is no longer included in Management A or above, the date determined by the Chief Executive Officer of the Company in his sole discretion, or the date the individual becomes a participant in another plan sponsored by an Affiliated Employer or another company in the Liberty Mutual Group that provides for the deferral of compensation to achieve one or more of the purposes specified in Section 1.3, including but not limited to the Liberty Mutual Agency Corporation Supplemental Income at Retirement Plan.
2.15 Retirement or Retire means a Participant’s Separation from Service after both completing at least five years of service with the Company and its Affiliated Employers (as determined under Article 4 of the Retirement Plan as of the date hereof) and attaining age fifty-five.
2.16 Retirement Benefit means “retirement benefit” as defined under the Retirement Plan.
2.17 Retirement Plan means the Liberty Mutual Retirement Benefit Plan as it may be amended from time to time, except as specifically noted to the contrary herein.
2.18 Section 409A means Section 409A of the Code, as interpreted under IRS final regulations and guidance.
2.19 Separation from Service or Separates from Service or Separated from Service means a Participant’s cessation of service with the Company and its Affiliated Employers within the meaning of Section 409A. The presumptions set forth in Treas. Reg. §1.409A-1(h)(1)(ii) shall be applied in determining whether there has been a Separation from Service.
2.20 Spouse means a person who meets the definition of “Spouse” under the Retirement Plan.

2.21 SIRP #2 or this Plan means the Liberty Mutual Group Inc. Supplemental Income at Retirement Plan #2 as amended from time to time.
2.22 Supplemental Income at Retirement Plan or SIRP means the Liberty Mutual Supplemental Income at Retirement Plan sponsored by the Company as in effect on October 3, 2004.
2.23 TIP means the Liberty Mutual Employees’ Thrift-Incentive Plan as it is amended from time to time, or any successor thereto with respect to a Participating Employer, except as specifically noted to the contrary herein.
ARTICLE III — ELIGIBILITY
3.1 Continued Participation for Certain Qualified Executives. An individual who participated in SIRP #2 on or before December 31, 2009 and is actively employed by a Participating Employer as a Qualified Executive on January 1, 2010 shall be a Participant whose benefits are governed by this amendment and restatement on and after the Effective Date.
3.2 Participation for Other Qualified Executives On and After the Effective Date. Each individual who becomes a Qualified Executive on or after the Effective Date shall be eligible to commence participation in SIRP #2, (a) as soon as administratively practicable after becoming a Qualified Executive for purposes of Appendix I and (b) on the date after becoming a Qualified Executive for purposes of Appendix II. Notwithstanding the foregoing, in no event shall an individual who participated in a nonqualified deferred compensation plan sponsored by an Affiliated Employer commence participation in this Plan until the first Plan Year immediately after ceasing to actively participate in such nonqualified deferred compensation plan. For avoidance of doubt, “ceasing to actively participate” means, (a) in the case of amounts expressed as a defined benefit, no longer accruing years of credited service for benefit accrual purposes irrespective of whether subsequent compensation or employment service results in changes to the amounts payable under such nonqualified deferred compensation plan with respect to prior years of credited service and (b) in the case of amounts expressed as a defined contribution account, no longer being able to defer any form of compensation under any such nonqualified deferred compensation plan of an Affiliated Employer irrespective of whether any such amount is adjusted due to investment experience.
3.3 Change in Status. A Participant who ceases to be a Qualified Executive in a Plan Year but remains employed by an Affiliated Employer:
(a)	May not make an election to defer Compensation or Bonus under Appendix I of SIRP #2 in a subsequent Plan Year, unless the Participant again becomes a Qualified Executive; and then only as permitted under Section 3.2, and

(b)	Shall not receive benefits under Appendix II of the Plan that exceed the lesser of (i) and (ii) where
(i)	Is the benefit that would have been payable to the Participant (or Surviving Annuitant) under Appendix II determined based on the Participant’s years of credited service for benefit accrual purposes under the Retirement Plan until ceasing to be a Qualifying Executive; and

(ii)	Is the benefit that would have been payable to the Participant (or Surviving Annuitant) under Appendix II if the Participant had continued to be a Qualified Executive until the date the Participant Separated from Service from the Participating Employer unless as otherwise determined by the Administrator in its sole discretion.
A change in status shall not in any manner affect elections to defer Compensation or Bonus under Appendix I in effect for the then current Plan Year.
3.4 No Guarantee of Eligibility. An employee’s eligibility to defer Compensation or Bonus under Appendix I, or to accrue benefits under Appendix II, with respect to any particular Plan Year does not guarantee continued eligibility to defer Compensation or Bonus or to accrue benefits in any future Plan Year.

ARTICLE IV — FINANCING
4.1 Financing. All benefits payable under this Plan to or on behalf of Participants shall be paid from the general assets of the Company or of a Participating Employer. The Company, and each Participating Employer, shall not be required to set aside any funds to discharge its obligations hereunder, but may set aside such funds to informally fund all or part of its obligations hereunder if it chooses to do so, including without limitation the contribution of assets to a “Rabbi Trust.” To the extent funds are set aside in a Rabbi Trust for a Participant, benefit payments due under this Plan shall be paid from the Rabbi Trust to the Participant, unless such benefit payments are paid directly by the Participating Employer. Any setting aside of amounts, or acquisition of any insurance policy or any other asset, by the Company (or other Participating Employer) with which to discharge its obligations hereunder in trust or otherwise, shall not be deemed to create any beneficial ownership interest in any Participant or Beneficiary, and legal and equitable title to any funds so set aside shall remain in the Company (or the other Participating Employer), and any recipient of benefits hereunder shall have no security or other interest in such funds.
4.2 Participant Rights. The rights of the Participant and the Beneficiary under this Plan shall be no greater than the rights of a general unsecured creditor of the Company. Any and all funds so set aside by a Participating Employer shall remain subject to the claims of its general creditors, present and future. Any Account established for a Participant under this Plan shall be hypothetical in nature and shall be maintained for recordkeeping purposes only. Any reference to “contributions to” or “payments from” Participant Accounts, or similar phrases, are for convenience only and do not reflect any separate funding of the benefits under the Plan.
4.3 Application of ERISA. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Part 2, 3 and 4 of Title 1 of ERISA. Anything in the Plan to the contrary notwithstanding, in the event that the Department of Labor, the Internal Revenue Service, or a court of competent jurisdiction determines that the Plan is not maintained for a select group of management or highly compensated employees for purposes of Sections 201, 301, and 401 of ERISA, then this Plan shall be deemed to be two separate and distinct plans, one covering the group of Participants who constitute a select group of management or highly compensated employees, and the second covering all other Participants. The Administrator is authorized to take any and all actions necessary to implement this Section 4.3 provided that any such action shall comply with Section 409A.
ARTICLE V — CLAIMS PROCEDURE
5.1 Application for Benefits. The Participant (or, if applicable, the Beneficiary) shall apply in writing to the appropriate Administrator for benefits under Appendix I or Appendix II.
5.2 Review of Application for Benefits. The appropriate Administrator shall notify a Participant (or, if applicable, a Beneficiary) in writing, within 90 days of the receipt of a written application for benefits, of such Participant’s or Beneficiary’s eligibility or ineligibility for benefits under SIRP #2.
5.3 Review of Denied Claim. If the appropriate Administrator determines that a Participant or Beneficiary is not eligible for any benefits or for full benefits, the notice described in Section 5.2 shall set forth the following:
(a)	The specific reasons for such denial;

(b)	A specific reference to the provisions of SIRP #2 on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect a claim and a description of why it is needed; and

(d)	An explanation of SIRP #2’s claim review procedure and other appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to have the claim reviewed.
The Participant or Beneficiary shall have the right to review pertinent documents. If the appropriate Administrator determines that there are special circumstances requiring additional time to make a decision, such Administrator shall notify the Participant or Beneficiary of the special circumstances and the date by which a decision is expected to be made and may extend the time for up to an additional 90 days.
If a Participant or Beneficiary is determined by the appropriate Administrator to be ineligible for benefits, or if the Participant or Beneficiary believes that he or she is entitled to greater or different benefits, the Participant or Beneficiary shall have the opportunity to have such claim reviewed by the appropriate Administrator by filing a petition for review with such Administrator within 60 days after receipt of the notice issued by such Administrator. Such petition shall state the specific reasons the Participant or Beneficiary believes he or she is entitled to greater or different benefits. Within 60 days after receipt by such Administrator of such petition, such Administrator shall afford the Participant or Beneficiary an opportunity to present his or her position to such Administrator orally or in writing. Such Administrator shall notify the Participant or Beneficiary of its decision in writing within the 60-day period, stating specifically the basis of its decision written in a manner calculated to be understood by the Participant or Beneficiary and the specific provisions of SIRP #2 on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, such period may be extended for up to another 60 days, but notice of this extension must be given to the Participant or Beneficiary within the first 60-day period.
5.4 Exhaustion/Limitation of Actions. A claimant shall comply with the claims procedure set forth in Section 5.3 prior to filing any action in federal or state court with respect to a claim. Any provision of the Plan to the contrary notwithstanding, a claimant shall be barred from filing any action in federal or state court with respect to a claim if such action is not filed within one year from the date the Administrator denies, or is deemed to deny, the claim on review in accordance with Section 5.3.
ARTICLE VI — AMENDMENTS AND TERMINATION
6.1 Amendment Termination. The Company reserves the right to amend this Plan at any time and from time to time. The Company reserves the right to terminate this Plan, in full or in part, at any time. However, no such amendment or termination shall affect the rights with respect to a Participant, Surviving Annuitant, or Beneficiary then receiving benefits under the Plan or the rights of any Participant who has Separated from Service with a Participating Employer or a

Beneficiary for whom payment of benefits has not yet commenced, to the extent that the benefits payable have been accrued prior to the date of termination.
6.2 Participating Employers. Without affecting the continuing participation in this Plan by the Company or by any other Participating Employer, the Company, with or without cause, reserves the right to terminate the participation of any Participating Employer in the Plan, in whole or in part, by written notice to the Participating Employer. Each Participating Employer, acting through its board of directors, reserves the right to terminate the Plan, in whole or in part, to the extent that it relates to that Participating Employer and its Employees, by written notice to the Company.
Any Participating Employer may withdraw from the Plan, in whole or in part, at any time without affecting the terms applicable to other Participating Employers. Such withdrawals shall be accomplished by furnishing a written notice to the Company at least 90 days (or such shorter period as agreed to by the Company and the Participating Employer) prior to the desired effective date of such withdrawal. The Participating Employer shall, prior to the effective date of any withdrawal, establish its own plan to which Plan liabilities allocable to that Participating Employer’s employees may be transferred except as otherwise agreed by the Company and the Participating Employer.
If an entity ceases to be a Participating Employer under the Retirement Plan, it shall be assumed that it has withdrawn from participation in this Plan for purposes of this Section 6.2, unless the Company agrees in writing to permit the Participating Employer to continue its participation in this Plan.
6.3 Effect of Amendment. If this Plan is amended, such amendment shall not reduce the Participant’s Account balance under Appendix I as of the date of the amendment. Further, a minimum benefit shall be established under Appendix II of this Plan (subject to Section 1.6 of Appendix II) to ensure that the Participant’s total accrued benefit under Appendix II of the SIRP #2 and the Retirement Plan after such amendment shall not be less than the total accrued benefit under SIRP #2 and the Retirement Plan determined immediately prior to the amendment, except to the extent that such reduction is due to a reduction in the Participant’s Final Average Pay under the Retirement Plan.

6.4 Effect of Termination. No additional benefits shall accrue following termination of this Plan. The benefit under Appendix I of this Plan shall be the Participant’s Account balance as of the date of such termination, except that the Administrator may, in its sole discretion, permit the continued application of Section 2.2 of Appendix I through the date the Participant’s Account is fully distributed. Further, a minimum benefit shall be established under Appendix II of this Plan (subject to Section 1.6 of Appendix II) to ensure that the Participant’s total accrued benefit under Appendix II of SIRP #2 and the Retirement Plan after such termination shall not be less than the total accrued benefit under the Retirement Plan and SIRP #2 determined immediately prior to the termination, except to the extent that such reduction is due to a reduction in the Participant’s Final Average Pay under the Retirement Plan.
6.5 Payment of Benefits. Benefits shall be paid as set forth in Appendix I and Appendix II upon termination of this Plan; provided, however, that the Administrator may, but need not, (a) accelerate payment solely to the extent as provided under Treas. Reg. §1.409A-3(j)(4)(ix) and (b) apply such reasonable actuarial equivalence factors as it deems necessary or desirable in order to implement this Section 6.5.
ARTICLE VII — MISCELLANEOUS
7.1 No Guarantee of Employment. Nothing contained herein shall give any Participant the right to be retained in the employ of an Affiliated Employer or to interfere with the right of an Affiliated Employer to discharge the Participant, nor shall it give an Affiliated Employer the right to require the Participant to remain in its employ or to interfere with the Participant’s right to terminate employment at any time.
7.2 Non Alienation. No benefit payable under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind except as required by applicable law. Benefits payable under the Plan shall not be subject to domestic relations orders, including qualified domestic relations orders (QDROs) except as required by applicable law.
7.3 Tax Withholding. The Company (or other Participating Employer) shall have the right to deduct any required withholding taxes from any accrued benefit under SIRP #2 at any time;

provided, however, that any tax withholding prior to the commencement of Plan benefit payments shall be in compliance with Treas. Reg. §1.409A-3(j)(4)(vi). Except as provided in Section 1.4(e) of Appendix II, a Participating Employer shall not be obligated to pay, or reimburse the Participant or Beneficiary for any income taxes or other taxes or penalties that may be assessed against the Participant or Beneficiary by the Internal Revenue Service or any state or other taxing authority in connection with SIRP #2 or its administration.
7.4 Distribution of Taxable Amounts. Anything in the Plan to the contrary notwithstanding, in the event that all or a portion of SIRP #2 fails to meet the requirements of Section 409A and as a result thereof any Participant or Beneficiary is determined to be subject to federal income tax on any benefit hereunder prior to the time payment is otherwise due hereunder, the amount required to be included in income as a result of such compliance failure shall be paid by the Company (or other Participating Employer) to such Participant or Beneficiary. Any benefit shall be considered to be subject to federal income tax upon:
(a)	A determination by the Internal Revenue Service addressed to the Participant or Beneficiary that is not appealed; or

(b)	A final determination by the United States Tax Court or any other Federal Court affirming any such determination by the Internal Revenue Service that benefits under SIRP #2 are subject to federal income tax under Section 409A.
7.5 No Guarantee of Benefits. Nothing contained in this Plan shall constitute a guarantee by the Company, a Participating Employer, the Administrator, or any other person or entity that the assets of the Company or an Affiliated Employer will be sufficient to pay any benefits hereunder. No Participant shall have any right to receive a benefit payment under this Plan except in accordance with the terms of the Plan.
7.6 Incapacity of Recipient. If any person entitled to a benefit payment under this Plan is deemed by the Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of a Participating Employer and the Plan therefor.
7.7 Limitations on Liability. Notwithstanding any of the preceding provisions of this Plan, neither the Participating Employers, nor any individual acting as employee or agent of the Participating Employers, nor the Administrator shall be liable to any Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.
The Participating Employers and the Administrator do not in any way guarantee any Participant’s Account under Appendix I against loss or depreciation, whether caused by poor performance of an Earnings Measure (as defined in Section 2.2(b) of Appendix I) or by any other event or occurrence. In no event shall the employees, officers, directors, or stockholders of the Participating Employers be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other individual or entity to be entitled to any particular tax consequence with respect to the Plan or any credit or payment hereunder.
7.8 Liability for Payment. Each Participating Employer shall be liable for payments due under this Plan which are based upon its employees’ participation in this Plan. In the event that a payment due hereunder is based upon participation in this Plan during employment with two or more Participating Employers, each such Participating Employer’s share of the liability will be based on amounts credited and earnings accrued while the Participant was employed with each such Participating Employer. Notwithstanding the foregoing, if a Participating Employer fails to make a payment due to a Participant or Beneficiary or Surviving Annuitant under this Plan, and such Participating Employer is an Affiliated Employer, then the Company shall make such benefit payment on behalf of the Participating Employer. In the event a payment is made under this Plan by the Company on behalf of another Participating Employer’s employee, the Company shall be entitled to reimbursement from such Participating Employer.
7.9 Plan Expenses. The Company shall have the option to require this Plan to bear the costs incident to its operation. If the Company requires that this Plan bear any such costs, each

Participant’s Account shall be debited its proportionate share of such costs, in accordance with rules adopted by the Company and uniformly applied to all Participants. To the extent the Company does not exercise the option to require this Plan to bear the costs incident to the Plan’s operation, each Participating Employer shall pay a pro-rata portion of such costs, in the manner prescribed by the Company.
7.10 Provisions Regarding the Wausau Supplemental Income at Retirement Plan. Effective January 1, 2000, the Wausau Supplemental Income at Retirement Plan (the “Wausau SIRP”) was merged into the SIRP. The following provision shall apply to individuals who previously participated in the Wausau SIRP who are Participants in SIRP #2:
     The sum of the amount determined under Section 1.1 of Appendix II of SIRP and SIRP #2 shall not be less than (i) minus (ii) where:
(i)	Is the total benefit payable under the Nationwide Insurance Enterprise Retirement Plan, the Nationwide Insurance Enterprise Supplemental Retirement Plan, and the Nationwide Insurance Enterprise Excess Benefit Plan calculated as if the Participant had terminated employment on December 31, 1998, and expressed as a benefit payable at the same time and in the same form as the Retirement Benefit under the Retirement Plan, using actuarial factors set forth in Section 1.2 and Schedule A of the Retirement Plan, and

(ii)	Is the Retirement Benefit payable under the Retirement Plan, SIRP and SIRP #2.
7.11 Regarding Certain Legal Expenses. If any person shall bring a legal or equitable action with respect to this Plan, or if an action shall be maintained against any person with respect to this Plan, and if the results of such action shall be adverse to such person, attorneys’ fees and all other costs incurred by the Company, the Administrator, and the trustee of any trust established in accordance with Section 4.1 of this Plan of defending or bringing such action shall be charged against the interest, if any, of such person under this Plan, to the extent permitted by law.

7.12 Provisions to Facilitate Plan Operations. If it is impossible or difficult to ascertain the person to receive any benefit under the Plan, the Administrator may, in its discretion and subject to applicable law, direct payment to the person it deems appropriate consistent with this Plan’s purposes; or retain such amounts in this Plan for payment to a court pending judicial determination of the rights thereto. Any payment under this Section 7.12 shall be a complete discharge of any liability for the making of such payment under the provisions of this Plan.
7.13 Correction of Payment Mistakes. Any mistake in the payment of a Participant’s benefits under this Plan may be corrected by the Administrator when the mistake is discovered. The mistake may be corrected in any reasonable manner authorized by the Administrator (e.g., adjustment in the amount of future benefit payments, repayment to the Plan of an overpayment, or catch-up payment to a Participant for an underpayment). In appropriate circumstances (e.g., where a mistake is not timely discovered), the Administrator may waive the making of any correction. A Participant or Beneficiary receiving an overpayment by mistake shall repay the overpayment if requested to do so by the Administrator.
7.14 Number. Where appropriate in context, the singular includes the plural, and the plural includes the singular.
7.15 Governing Law. The Plan and all rights hereunder shall be governed by the laws of the Commonwealth of Massachusetts, except to the extent that such laws are preempted by the laws of the United States.
ARTICLE VIII — ADMINISTRATION OF THE PLAN
8.1 Plan Administration. The Plan shall be administered by the Administrator. The Administrator shall have the right to make such rules and regulations as it deems appropriate for the efficient administration of the Plan, to construe and interpret the Plan, to decide all questions of eligibility, and to determine the amount and time of payment of benefits hereunder to the fullest extent provided by law and in its sole discretion; any interpretations or decisions so made will be conclusive and binding on all persons having any interest in this Plan.

8.2 General Powers of Administration. The Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to this Plan. The Administrator will have full power to administer this Plan in all of its details, subject to applicable requirements of law. For this purpose, the Administrator’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:
(a)	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

(b)	To interpret this Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under this Plan;

(c)	To decide all questions concerning this Plan and the eligibility of any person to participate in this Plan;

(d)	To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering this Plan;

(e)	To allocate and delegate its responsibilities under this Plan and to designate other persons to carry out any of its responsibilities under this Plan, any such allocation, delegation or designation to be in writing; and

(f)	To accept transfers of liabilities from, and to transfer liabilities hereunder to, another nonqualified deferred compensation plan sponsored by an Affiliated Employer, provided that any such transfer shall not change any prior irrevocable deferral election or the time or form for payment of benefits in violation of Section 409A.
8.3 Delay in Payment of Benefits. There shall be a delay of any payment otherwise required under SIRP #2 if it would (i) violate federal securities laws or other applicable law, or (ii) jeopardize the ability of the Company to continue as a going concern. The delay shall last until the first calendar year in which the Administrator reasonably anticipates that the payment would not violate these restrictions. The Company shall be entitled to add to the list of events that will result in a delay of payments under this Section 8.3 to the extent allowed under guidance issued by the Treasury or Internal Revenue Service under Section 409A.
ARTICLE IX — RESTRICTIONS APPLICABLE TO SPECIFIED EMPLOYEES
9.1 Application. The provisions of this Article IX shall only apply to Participants if the Company becomes publicly traded on an established securities market or otherwise.
9.2 Delayed Payment to Specified Employees. If a Participant is a “specified employee” for purposes of Section 409A, as determined under Liberty Mutual Group Inc.’s policy for determining specified employees, on Separation from Service, each payment provided under this Plan that is to be paid or provided as a result of a Separation from Service, and that would otherwise be paid or provided at any time (a “Scheduled Time”) that is on or before the date (the “Six Month Date”) that is exactly six months after Separation from Service will not be paid or provided at the Scheduled Time but will be accumulated (as described in Section 9.3 below) through the Six Month Date and paid or provided as soon as administratively feasible following the first business day after the Six Month Date, except that if such Participant dies before the Six Month Date, such payments will be accumulated only through the date of the Participant’s death and thereafter paid or provided to the Participant’s estate as soon as reasonably practicable, but not later than sixty days after the date of death.
9.3 Adjustment of Delayed Payments under Section 9.2. Amounts payable under Appendix I to a specified employee that are delayed due to the restriction in Section 9.2 above shall be adjusted for earnings under Article 2 of Appendix I until the valuation date immediately preceding the date that such amounts are paid hereunder. Amounts payable under Appendix II to a specified employee that are delayed due to the restriction under Section 9.2 above shall earn interest through the Six Month Date at a rate equal to the short-term applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on January 1st of the calendar year of the Participant’s Separation from Service.

APPENDIX I
TIP-RELATED PROVISIONS OF SIRP #2
ARTICLE 1 — CONTRIBUTIONS
1.1 Contributions.
(a)	Available Deferral Elections. Each Participant may elect to make Basic SIRP Contributions (as described in Section 1.1(a)(1) below), Additional SIRP Contributions (as described in Section 1.1(a)(2) below) and Incentive SIRP Contributions (as described in Section 1.1(a)(3) below). Under no circumstances shall an election to defer any amounts under this Appendix I be given retroactive effect.
(1)	Basic SIRP Contributions. A Participant may defer Compensation earned during the immediately following Plan Year by making the following elections:
(A)	A Participant shall make a SIRP cutover election, which defines when Compensation shall begin to be deferred as Basic SIRP Contributions during the immediately following Plan Year. To make a SIRP cutover election, a Participant designates a whole number percentage from six percent (6%) to sixteen percent (16%). This percentage is then used to determine the dollar amount (referred to below as the SIRP cutover amount) above which Compensation first begins to be deferred as Basic SIRP Contributions. The SIRP cutover amount for purposes of this Section 1.1(a)(1) is the Section 402(g) limit for the immediately following Plan Year divided by the percentage designated by the Participant in the SIRP cutover election. Notwithstanding the foregoing, if a Participant elects a percentage under this Section 1.1(a)(1)(A) and the resulting SIRP cutover amount is more than the Section 401(a)(17) limit for the year in which amounts are being deferred under this Plan, the SIRP cutover amount shall be reduced to such Section 401(a)(17) limit.
(B)	A Participant shall elect an amount of Basic SIRP Contributions to be deferred under the Plan. This amount shall be determined based on the percentage elected by the Participant with respect to Compensation that exceeds the SIRP cutover amount (as defined in Section 1.1(a)(1)(A) above). A Participant may elect a whole number percentage ranging from six percent (6%) to sixteen percent (16%) for Basic SIRP Contributions. Any additional amounts of Compensation to be deferred under the Plan must be made as Additional SIRP Contributions under Section 1.1(a)(2) below.
(2)	Additional SIRP Contributions. Independent of the amount of Basic SIRP Contributions elected under Section 1.1(a)(1) above, each Participant may elect to defer the receipt of up to an additional ten percent (10%) of Compensation that is earned in the immediately following Plan Year, in one percent (1%) increments. Additional SIRP Contributions shall be made with respect to all Compensation earned during the immediately following Plan Year on a per payroll basis.

(3)	Incentive SIRP Contributions. Independent of the Participant’s Basic SIRP Contributions and Additional SIRP Contributions, each Participant may elect to defer all or part of a Bonus for the Plan Year, in ten percent (10%) increments or smaller increments if permitted by the Administrator; provided, however, that if the Participant elects to defer any portion of a Bonus, the minimum percentage that may be deferred for any Plan Year is thirty percent (30%) unless a lesser percentage is permitted by the Administrator. Notwithstanding the foregoing, a Participant may elect to only defer the portion of a Short Term Bonus that maximizes Company Matching

Contributions (as defined in Section 1.3 below) as an Incentive SIRP Contribution.
The foregoing limits on the amount of Compensation and Bonus that may be deferred under the Plan shall apply on a per payroll basis. The Administrator may change the percentages that may be elected by a Participant under this Section 1.1 in its sole discretion from time to time.
(b)	Timing of Election to Defer Compensation or Bonus.
(1)	General Rule for Deferring Compensation and Short Term Bonus. An individual who is a Qualified Executive on January 1 of a Plan Year and who wants to defer Compensation or Short Term Bonus (as defined in Section 2.5 of this Plan) for that Plan Year must enter into a deferred compensation agreement on a form provided by the Administrator. Such form shall designate the amount of Compensation and Short Term Bonus to be deferred under this Appendix I and shall authorize such Qualified Executive’s Compensation and Short Term Bonus to be reduced by such amount. A Qualified Executive must enter into such deferred compensation agreement no later than June 30th, or such other date specified by the Administrator, of the calendar year immediately preceding the calendar year in which the Compensation is to be earned, and no later than June 30th, or such other earlier date specified by the Administrator, of the performance period applicable to the Short Term Bonus.

(2)	Special Election Rule for Initial Year of Eligibility. An individual who first becomes a Qualified Executive after January 1 of a Plan Year and who wants to defer Compensation or Short Term Bonus for that Plan Year must enter into a deferred compensation agreement, on a form provided by the Administrator, within the time frame specified by the Administrator, which time frame shall not exceed 30 days after the date the Participant first becomes eligible to participate in SIRP #2. Notwithstanding the foregoing, a Participant who previously participated in another nonqualified deferred compensation plan sponsored by either the Company or an Affiliated Employer that is required to be treated as a single “plan” with SIRP #2 under the plan aggregation rules set forth in Treas. Reg. §1.409A-1(c)(2) (such as the Liberty Mutual Deferred Compensation Plan #2 or the Liberty Mutual Agency Corporation Supplemental Income at Retirement Plan) shall not be eligible to make an election under this paragraph (2). A deferral election under this paragraph (2) may only be effective with respect to Compensation and Short Term Bonus that is paid for services to be performed after entering into such agreement, and the rules set forth in Treas. Reg. §1.409A-2(a)(7)(i) shall be applied in making this determination. Such form shall designate the amount of Compensation and Short Term Bonus to be deferred under this Appendix and shall authorize the reduction of such remuneration by such amount. A Qualified Executive who does not timely make a deferral election this paragraph (2) will again be eligible to defer all or a portion of his or her Compensation or Short Term Bonus under the Plan beginning in the next following Plan Year; provided, however, that nothing in this paragraph (2) shall be construed to restrict a Qualified Executive from making a timely election to defer payment of a Short Term Bonus under paragraph (1) above.
(3)	Long Term Bonus. Rules similar to those set forth in (1) and (2) above for Short Term Bonuses shall apply to Long Term Bonuses except that the election to defer any part of a Long Term Bonus must be made no later than the date that is six months and one day immediately prior to the end of the performance period applicable to the Long Term Bonus or such earlier date as may be specified by the Administrator.

(4)	Cancellation of Deferral Election. The foregoing notwithstanding, in the event a Participant receives a distribution from TIP that qualifies as a hardship under Treas. Reg. §1.401(k)-1(d)(3) or suffers an “unforeseeable emergency” (as defined in Section 3.4 of this Appendix I), then such Participant’s deferrals of Compensation and Bonus under this Plan shall be cancelled for the then current Plan Year as permitted under Treas. Reg. §1.409A-3(j)(4)(viii).
1.2 Requirements Applicable to Compensation and Bonus Deferrals. Except as permitted under Section 409A and allowed by the Administrator, a deferral election made under Section 1.1(b) of this Appendix I can only be revoked by a Participant if done so before the applicable deadline for making such election under Section 1.1(b) of this Appendix I. There shall be no automatic renewal of deferral elections made under Section 1.1(b) of this Appendix.
1.3 Company Matching Contributions. A Participant’s Account shall be credited with matching contributions on Basic SIRP Contributions and Incentive SIRP Contributions attributable to Short Term Bonus for a Plan Year that are deferred during a payroll period that begins immediately after the Section 401(a)(17) Cutover Date. For purposes of this Section 1.3, the “Section 401(a)(17) Cutover Date” is the date on which the sum of a Participant’s Salary and Bonus that is either paid to the Participant or contributed to TIP during a Plan Year equals the then current annual limit under Section 401(a)(17) of the Code. In addition, a Participant’s Account shall be credited with matching contributions on Salary and Short Term Bonus deferred under Section 1.1(a) of this Appendix I in the event that there is not a Section 401(a)(17) Cutover Date during the then current Plan Year due solely to such deferred amounts being deferred by a Participant hereunder. Matching contributions under this Section 1.3 are referred to herein as “Company Matching Contributions.” The amount of Company Matching Contributions shall be calculated with respect to a Plan Year using the same formula that is used to determine the amount of a Participant’s matching contributions under TIP during such period. Under no circumstances shall Company Matching Contributions be made twice with respect to the same contribution by a Participant under Section 1.1(a) of this Appendix I. Company Matching Contributions with respect to contributions by a Participant under Section 1.1(a) of Appendix I during a Plan Year shall be credited not later than the last day of such Plan Year. Company Matching Contributions (and any earnings thereon) shall be fully vested at all times.

ARTICLE 2 — PARTICIPANT ACCOUNTS AND EARNINGS; STATEMENTS
2.1 Accounts. The Administrator shall establish and maintain an Account for each Participant. Subaccounts shall be maintained as deemed necessary by the Administrator. The Administrator shall credit to each Participant’s Account an amount equal to the percentage of such Participant’s Compensation and Bonus which the Participant has elected to defer on a timely-filed deferred compensation agreement and has subsequently earned upon providing services to the Company or its Affiliated Employers. With respect to deferrals of Bonus, such amount will be credited on any day the Participating Employer declares a Bonus for employees of the Participating Employer entitled to receive such Bonus. With respect to deferrals of Compensation, such amount will be credited on the day the Participant would have received such amount if not for the Participant’s deferral election. Any distribution with respect to a Participant’s Account shall be charged to such Account as of the date the distribution is made by the Company (or other Participating Employer) or the trustee of any trust established for the Plan under Section 4.1 of this Plan.
Accounts and subaccounts are maintained strictly for accounting purposes and do not represent separate funding of the benefits under this Plan. Any reference to “contributions to” or “payments from” Participant Accounts, or similar phrases, are for convenience only and do not reflect any separate funding of the benefits under this Plan. Accounts shall be segregated from the other accounts on the books and records of Participating Employers as an unfunded and unsecured liability of the employer to the Participant.
2.2 Earnings.
(a)	Subject to Section 2.2(b) below, the Administrator shall credit the balance in the Participant’s Account no less frequently than the last day of each calendar quarter with notional interest at a rate which is equal to the then current average investment (book) yield for the property and casualty companies’ fixed-income portfolio holdings. In determining such average yield, the tax-exempt obligations’ yields will be converted to a fully taxable equivalent basis. Notional interest shall be credited to a Participant’s Account as long as there is a balance in such

Account. The “property and casualty companies” are as defined by the Company for other purposes.
(b)	The Administrator, with the approval of the Chief Executive Officer of the Company, at such time as the Administrator deems advisable, may make Earnings Measures (as defined below) available to all Participants and Beneficiaries, or to certain classes of Participants and Beneficiaries, in addition to or in lieu of the earnings formula described in the preceding paragraph. In such event, each Participant shall specify, in such manner as prescribed by the Administrator, the allocation of his or her Account among the Earnings Measures available under this Plan. The Administrator may, in its discretion, permit separate allocations with respect to current balances and future contributions. An individual’s selection of an Earnings Measure will have no bearing on the actual investment or segregation of Participating Employer assets, but will be used as the basis for making adjustments to such individual’s Account at such time or times as determined by the Administrator. A Participant can change the allocation of his or her Account among Earnings Measures at such time, and in such manner, as determined by the Administrator. The Administrator, with the approval of the Chief Executive Officer of the Company, may change the Earnings Measures available under this Plan and valuation dates at any time in its absolute discretion. The Administrator shall from time to time establish such rules with respect to the timing of the allocation of notional gains and losses to Participant Accounts as it deems necessary or desirable in its sole and absolute discretion. “Earnings Measure” for this purpose means an interest rate, stock index, bond index, mutual fund, internal rate of return, or other objective measure of investment performance specified by the Administrator for purposes of measuring and crediting notional earnings under this Section 2.2.
2.3 Statements. Participants will be given statements of their Accounts as soon as administratively practicable after the end of each calendar quarter and at such other times as deemed desirable by the Administrator.

ARTICLE 3 — BENEFITS
3.1 Deferral Period.
(a)	In General. A Participant may elect to commence distribution of his or her Account either:
(1)	As soon as administratively practicable (but no later than 60 days) following the end of the Plan Year in which occurs the Participant’s Retirement, Disability, or death, or

(2)	Beginning on a fixed future date selected by the Participant, which shall be the last day of any calendar quarter which commences at least five years after the date on which the election is effective.
Any election under this Section 3.1(a) shall be in accordance with rules and procedures established by the Administrator from time to time. The Participant shall select either deferral period (1) or (2) above at the time such Participant elects to defer Compensation, Bonus or both for a Plan Year under Section 1.1 of this Appendix I, subject to the provisions of Section 1.2 of this Appendix I.

The foregoing notwithstanding, and subject to Section 3.2(c) of this Appendix I, if a Participant Separates from Service because of Retirement, Disability, or death prior to the fixed future date elected pursuant to Section 3.1(a)(2) of this Appendix I, payment of the portion of the Participant’s Account that has been deferred to such fixed future date shall be made in a lump sum as soon as administratively practicable (but not later than 60 days) after the end of the Plan Year in which occurs such Participant’s Separation from Service.
(b)	Restrictions.
(1)	Same Deferral Period for All Contributions in a Plan Year. One deferral period shall apply for all contributions made under Section 1.1 and Section 1.3 of this Appendix I for the Participant with respect to a single Plan Year.

(2)	Change in Deferral Period Elections. Once a deferral period election is submitted to the Administrator it may not be changed for the deferrals during a Plan Year unless done so on a form provided by the Administrator and subject to the following:
(i)	Any change in such election shall not take effect until twelve (12) months after the date on which the election is received by the Administrator;

(ii)	Except for payments made on account of the death of the Participant or due to “unforeseeable emergency” (as defined under Section 409A), the payment with respect to which such election is made shall be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made (or in the case of installment payments, five (5) years from the date the first amount was scheduled to be paid); and

(iii)	Any such election shall not be made less than twelve (12) months before the date the payment is scheduled to be paid (or in the case of installment payments, twelve (12) months before the date the first amount was scheduled to be paid).
A subsequent deferral election can only be revoked by a Participant if done so before the applicable deadline for making such election under this Section 3.1(b)(2) of this Appendix I. Only Participants (and not Beneficiaries) may make subsequent deferral elections under this Appendix I. For avoidance of doubt, there is no requirement that an election made by a Participant under this Section 3.1(b)(2) for amounts deferred (and related earnings) with respect to a Plan Year be the same as for all other Plan Years.
3.2 Form of Distribution. The Participant shall select a distribution form at the time such Participant elects to defer Compensation, Bonus or both for a Plan Year.

(a)	Deferral to Retirement, Disability, or Death Under Section 3.1(a)(1). A Participant making an election under Section 3.1(a)(1) of this Appendix I shall elect to have amounts deferred under Article 1 of Appendix I with respect to a Plan Year beginning on or after January 1, 2011 distributed in either of the following forms:
(1)	A lump sum; or

(2)	Annual installments of substantially equal amounts continuing over a period of up to 15 years.
A form of distribution election made at any time under this Section 3.2(a) shall not in any way restrict or limit the form of distribution that may be elected by a Participant with respect to amounts that may be initially deferred under Article 1 of Appendix I with respect to a later Plan Year.

A Participant may make one election for distributions due to Retirement and Disability and a separate election for distributions due to death. An election of installment payments at death shall be for a term equal to the lesser of the term selected by the Participant, up to 15 years, or the term remaining at the Participant’s death, if the Participant was receiving installment payments immediately prior to his or her death under Section 3.2(a)(2) of this Appendix I.
(b)	Deferral to Fixed Future Date Under Section 3.1(a)(2). A Participant who elects to defer receipt of his or her Account until a fixed future date under Section 3.1(a)(2) of this Appendix I shall have such Account distributed in a lump sum.

(c)	Change in Form of Distribution Elections. Once a form of distribution election is submitted to the Administrator, it may not be changed unless done so on a form provided by the Administrator and subject to the same conditions as apply to changes in the deferral period specified in Section 3.1(b)(2) above.
3.3 Separation from Service Prior to Retirement, Disability, or Death. Notwithstanding any provision of this Plan to the contrary, the Account of a Participant who Separates from

Service with a Participating Employer prior to Retirement, Disability, or death shall be made in a lump sum as soon as administratively practicable after the end of the Plan Year in which such Participant’s Separation from Service occurs.
3.4 Hardship Distributions. In the event a Participant or Beneficiary encounters an “unforeseeable emergency” (as defined under Section 409A), the Chief Executive Officer of the Company, upon written application of the Participant, may direct immediate payment of all or a portion of the then current value of the Participant’s Account; provided, however, that such payment shall in no event exceed the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution). “Unforeseeable emergency” for this purpose means a severe financial hardship of the Participant resulting from the illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s Spouse, or the Participant’s or Beneficiary’s dependent (as defined in Section 152(a) of the Internal Revenue Code), loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Notwithstanding the preceding, a distribution on account of unforeseeable emergency shall not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets to the extent that the liquidation would not cause severe financial hardship, or by cessation of deferrals under SIRP #2.
3.5 Predetermined Cashout. Notwithstanding anything to the contrary in Section 3.1 or 3.2, in the event that a benefit becomes due or payable under this Article 3 to a Participant and the present value of the total of all benefits payable under this Article 3 and all similar arrangements is less than the limit under Section 402(g) of the Code upon Separation from Service or thereafter (each, a “determination date”), then a single lump sum payment shall be made to such Participant as soon as reasonably practicable (but not later than 60 days) after the determination date consistent with the requirements of Section 409A. For purposes of the foregoing sentence, a “similar arrangement” means a nonqualified deferred compensation plan that is required to be aggregated with this Article 3 under the plan aggregation rules set forth in Treas. Reg. §1.409A-1(c)(2)(i)(A) and (B) (such as Appendix I under either DCP #2, the Liberty Mutual Agency Corporation Supplemental Income at Retirement Plan or the Liberty Mutual Agency Corporation Deferred Compensation Plan).
ARTICLE 4 — SURVIVORSHIP BENEFITS
4.1 Recipient. If the Participant dies before such Participant has received payment of the total amount in his or her Account, payment of the balance of the Account shall be made to the Participant’s Beneficiary.
4.2 Form and Timing of Payment. Payment of the balance of the Participant’s Account to the Participant’s Beneficiary shall be made in accordance with the deferral period(s) and distribution forms elected by the Participant under Article 3 of this Appendix I.

APPENDIX II
RETIREMENT PLAN RELATED PROVISIONS FOR SIRP #2
ARTICLE 1 — BENEFITS
1.1 Amount of Benefit. Subject to Sections 3.3(b), 6.3, and 6.4 of the Plan and Section 1.6 of this Appendix II, the Company shall pay to each Participant (and to such Participant’s Surviving Annuitant after the Participant’s death) a benefit equal to (a) minus (b) minus (c) where —
(a)	Is the Retirement Benefit to which the Participant or Surviving Annuitant would be entitled under the Retirement Plan with the following adjustments:
(i)	Determined as if the limitations in Sections 401(a)(17) and 415 of the Code did not apply,

(ii)	Assuming that “Annual Compensation,” “Final Average Compensation,” and “Final Average Pay,” as those terms are defined under the Retirement Plan including amounts deferred by the Participant under Appendix I of this Plan and under Appendix I of SIRP (but only to the extent such deferred amounts would otherwise have been included in pensionable earnings under the Retirement Plan but for the deferral), and

(iii)	For “Ram Company Employees” and “Transferred Employees” as those terms are defined in Schedule B of the Retirement Plan, assuming that Annual Compensation, Final Average Compensation, and Final Average Pay include compensation paid to a Participant by a RAM company prior to January 1, 2001, but only to the extent such compensation would otherwise have been included in pensionable earnings if paid by a Participating Employer under the Retirement Plan, such determination to be made solely in the discretion of the Administrator;

(b)	Is the Retirement Benefit actually payable under the Retirement Plan taking into account all years of credited service and assuming that such benefits actually commence on the SIRP #2 benefit commencement date; and

(c)	Is the Grandfathered Amount of compensation deferred under Appendix II of the SIRP for purposes of Section 409A as determined under the rules set forth in Treas. Reg. 1.409A-6(a)(3)(i) and Appendix III of SIRP #2.
1.2 Form and Timing of Distribution. Benefits payable under SIRP #2 to a Participant or surviving Spouse under SIRP #2 shall be paid as follows:
Time of Payment.
(a)	A Participant who Separates from Service for any reason (other than on account of death) on or at any time after meeting both the age and service requirement for Retirement shall begin to receive his or her benefit under SIRP #2 on the first day of the month coincident with or next following the date on which such Separation from Service occurs.

(b)	A Participant who Separates from Service for any reason (other than on account of death) prior to meeting both the age and service requirement for Retirement shall begin to receive his or her benefit under SIRP #2 on the first day of the month coincident with or next following the date he has attained age 55.

(c)	In the case of a Participant who dies before commencing benefit payments under SIRP #2 but with respect to whom a benefit is to be paid to such Participant’s surviving Spouse, the surviving Spouse shall commence benefit payments under SIRP #2 as of whichever of the following dates is applicable:
(i)	If the Participant dies on or after becoming eligible to commence receiving benefit payments under SIRP #2, the surviving Spouse shall begin to receive his or her benefit under SIRP #2 on the first day of the month on or next following the Participant’s date of death.

(ii)	If the Participant does not qualify under clause (i) above, the surviving Spouse shall receive his or her benefit under SIRP #2 on the first day of the month on or next following the first date on which the Participant could have commenced receiving his benefit under SIRP #2 had such Participant remained alive.
Basic Form of Payment. In the absence of an election of an optional form of benefit, a Participant shall receive his benefit in the following forms:
(a)	A Participant who does not have a Spouse on the date benefit payments commence shall receive his benefit payable monthly commencing on his Annuity Starting Date (as defined below) and ending with the payment due for the month in which his death occurs.

(b)	A Participant who has a Spouse on the date benefit payments commence shall receive his or her benefit payable monthly commencing on his Annuity Starting Date and ending with the payment due for the month in which his death occurs, and if the Participant shall die prior to such Spouse, continuing to the Spouse at 50% of the amount payable to the Participant and ending with the payment due for the month in which the death of the Spouse occurs.
For purposes of this Section 1.2, “Annuity Starting Date” means the first day of the first period for which a benefit is payable to a Participant as an annuity under the provisions of Appendix II of this Plan.
Change in Form of Payment. A Participant may elect a change in the form of a payment before the Annuity Starting Date, from one type of annuity to another type of annuity under the Retirement Plan that is available at the same Annuity Starting Date, provided that the annuities are actuarially equivalent. “Actuarial equivalent” for this purpose shall be determined using 6% interest and the Revenue Ruling 2001-62 mortality table. Notwithstanding the foregoing, the single life annuity form of benefit shall not be available to a Participant having a Spouse on his or her Annuity Starting Date, and any election by a married Participant to receive his or her benefits in a form other than a joint and survivor annuity with at least a 50% survivor benefit for the

Spouse as the Surviving Annuitant will not take effect unless the Participant has first obtained his Spouse’s written consent in a manner that is substantially similar to the requirements imposed under the Retirement Plan in similar circumstances, as reasonably determined by the Administrator. Any change in the form of elected annuity shall be made at such time and in such manner as required by the Administrator.
In addition, in the case of a Participant eligible to elect a lump sum form of benefit, an election by such Participant to receive a lump sum payment is subject to the following:
(a)	Such election shall not take effect until twelve (12) months after the date on which the election is received by the Administrator; and

(b)	Except for a payment made on account of the Participant’s death or Disability, any such election will cause the payment with respect to which such election is made to be deferred for a period of not less than five (5) years from the date of the Annuity Starting Date.
“Actuarial equivalent” for purposes of determining the amount of a lump sum payment shall be determined by using the mortality table and interest rate set forth in Section 1.2(a)(1) of the Retirement Plan.
Predetermined Cashout. Notwithstanding the foregoing, in the event that a benefit becomes due or payable under this Section 1.2 to a Participant and the actuarial equivalent present value of the total of all benefits payable under this Section 1.2 and all similar arrangements is less than the limit under Section 402(g) of the Code upon Separation from Service or thereafter (each, a “determination date”), then a single lump sum payment shall be made to such Participant as soon as reasonably practicable (but not later than 60 days) after the determination date consistent with the requirements of Section 409A. For purposes of the foregoing sentence, a “similar arrangement” means a nonqualified deferred compensation plan that is required to be aggregated with this Appendix II under the plan aggregation rules set forth in Treas. Reg. §1.409A-1(c)(2)(i)(C) (such as Appendix II under either DCP #2, the Liberty Mutual Agency Corporation Supplemental Income at Retirement Plan or the Liberty Mutual Agency Corporation Deferred Compensation Plan).

1.3 Surviving Annuitant means the individual, if any, designated by the Participant, or by the terms of the Retirement Plan, to receive payments under the Retirement Plan upon the Participant’s death.
1.4 Payment of Lump Sum or Annuity in Full Satisfaction of Benefit Obligation. If a Participant Retires or dies while employed by the Company or an Affiliated Employer and, solely with respect to a Participant who became a Qualified Executive before February 8, 2010, either (i) was insured under a life insurance policy issued in connection with SIRP prior to January 1, 2005 and that was owned by the Company, an Affiliated Employer or a trust established in accordance with SIRP, or (ii) applied on or before becoming a Participant under SIRP #2 for coverage under a life insurance policy to be owned by a Participating Employer or by a trustee of a trust established in accordance with Section 4.1, then notwithstanding Section 1.2 above, benefits payable under this Appendix II shall be paid solely in the following manner:
(a)	With respect to such Participants who Retire, benefits payable under this Appendix II shall be paid for the first 24 months in the same form and at the same time in which the Retirement Benefit is actually paid, in accordance with Section 1.2 of this Appendix II. The Participating Employer’s obligation with respect to the balance of the Participant’s benefit under this Appendix II shall be fully satisfied by the purchase and distribution of an immediate annuity contract (or a certificate under a group annuity contract) to the Participant (or to the Participant’s Surviving Annuitant if the Participant dies within 24 months of Retirement). Such annuity shall provide a benefit that approximates the net after-tax benefit the Participant or Surviving Annuitant would have received under Section 1.1 of this Appendix II had the benefit been paid from the Company’s general assets rather than through an annuity contract, using reasonable and consistent tax rate assumptions established by the Administrator. The preceding sentence notwithstanding, the Participant (or Surviving Annuitant if the Participant dies within 24 months after Retirement) may elect, at such time as required by the Administrator, to receive the balance of the Participant’s benefit under this

Appendix II in the form of an actuarially equivalent lump sum cash payment instead of an annuity contract.
(b)	With respect to such Participants who die while employed, the Participating Employer’s obligation with respect to the benefit payable under this Appendix II to the Participant’s Surviving Annuitant shall be fully satisfied by the purchase and distribution of an annuity contract (or a certificate under a group annuity contract) to the Surviving Annuitant, at such time as determined by the Administrator. Such annuity shall provide a benefit that approximates the net after-tax benefit the Surviving Annuitant would have received under Section 1.1 of this Appendix II had the benefit been paid from the Company’s general assets rather than through an annuity contract, using tax rate assumptions established by the Administrator. The preceding sentence notwithstanding, the Surviving Annuitant may elect, at such time as required by the Administrator, to receive his or her benefit under this Appendix II in the form of an actuarially equivalent lump sum cash payment instead of an annuity contract.

(c)	Actuarial equivalence for purposes of paragraphs (a) and (b) above shall have the same meaning as in Section 1.2(a)(1) of the Retirement Plan.

(d)	Paragraphs (a) and (b) notwithstanding, in the event annuity contracts are not, in the opinion of the Administrator, readily available with respect to any Participant or Surviving Annuitant in proper form or for a reasonable cost, then payment shall instead be provided in a single lump sum payment as described in Section 1.4(a) of this Appendix II.

(e)	Section 7.3 of this Plan notwithstanding, in the event annuity contracts are distributed in accordance with paragraphs (a) and (b) above, and the distribution of such contracts results in immediate taxation to the Participant or Surviving Annuitant, the Participating Employer shall make an additional lump sum cash payment to the Participant or Surviving Annuitant in order to ensure that the individual’s net after-tax benefit approximates the net after-tax benefit the

Participant or Surviving Annuitant would have received under Section 1.1 of this Appendix II had the benefit been paid from the Company’s general assets rather than through an annuity contract. Such payment shall be based on tax rate assumptions established by the Administrator.
1.5 Effect of Reemployment. In the event benefit payments commence to a Participant due to Separation from Service in accordance with Appendix II, and such individual is subsequently rehired by a Participating Employer, then such individual shall not accrue additional benefits under this Appendix II unless specifically permitted by the Chief Executive Officer of the Company, and there shall be no suspension of annuity payments that previously commenced under SIRP #2 due to such Separation from Service.
1.6 Nonduplication of Benefits. It is intended that multiple supplemental retirement benefits shall not be paid (under this Plan, the Liberty Mutual Deferred Compensation Plan #2 (or its predecessor), or any similar plan maintained by an Affiliated Employer) with respect to the same period of service taken into account in determining a Participant’s benefit under this Appendix II. For avoidance of doubt, no amount shall be paid under this Plan to a Participant with respect to his or her years of credited service under the Retirement Plan while accruing benefits under Appendix II of DCP #2. This Plan shall be interpreted wherever necessary to avoid such duplication of benefit, consistent with applicable law.
1.7 Effect of Change in Control.
(a)	Amount of Benefit. The foregoing provisions of this Article 1 notwithstanding, if, within 6 months prior to, or one year following, a Change in Control:
(i)	A Participant’s employment with the Company or an Affiliated Employer is involuntarily terminated other than for Cause, thereby resulting in a Separation from Service, or

(ii)	A Participant Separates from Service for Good Reason, and such individual is not immediately re-employed by the Company or an Affiliated Employer, then the provisions of this Article 1 of Appendix II shall apply to such Participant as if the Participant had Retired on the date of Separation from Service, and the amount under

Section 1.1(a) of Appendix II shall be calculated as if such Participant had attained age 55 under the Retirement Plan (if the Participant had not attained age 55 as of the termination date) or age 62 (if the Participant had attained age 55, but not age 62, as of the termination date). Such adjustment in age shall be made solely for purposes of applying the early retirement reduction factors set forth in the Retirement Plan, and shall not result in the allocation of additional years of credited service to a Participant under the Retirement Plan. Employment termination covered under this Section 1.7 shall not result in a change to the time or form of payment of benefits under this Appendix II.
(b)	Definitions. For purposes of this Section 1.7, capitalized terms shall have the following meaning:

“Actuarial Equivalence” shall be determined using the actuarial factors set forth in Section 1.2(a)(1) of the Retirement Plan.

“Cause” and “Good Reason” shall have the same meaning as set forth in any employment agreement between the Participant and the Company or an Affiliated Employer. If no such employment agreement is in effect then such terms shall have the following meanings:

Termination “for Cause” shall arise where termination results from (A) conviction of, or the pleading of nolo contendere to, a felony; (B) misconduct by the Participant which is of such a serious and substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Company or an Affiliated Employer if the Participant was to remain employed by the Company or Affiliated Employer; and (C) proven gross negligence.

Termination for “Good Reason” shall mean (A) the termination of Participant’s employment with the Company or an Affiliated Employer other than for Cause, or (B) the Participant’s voluntary termination of employment with the Company or an Affiliated Employer within ninety (90) days following any of (i) a decrease in the Participant’s base salary below its level in effect on the date prior to such termination, (ii) a material reduction in the Participant’s job responsibilities without Executive’s consent, (iii) a geographical relocation of the Executive more than fifty (50) miles from the current location of the Participant’s Employer without his consent, or (iv) a change in the Participant’s job responsibilities that requires an increase in travel of more than 25%.

“Change in Control” shall have the same meaning as set forth in a rabbi trust established in accordance with Section 4.1 of this Plan.

APPENDIX III
CALCULATING THE GRANDFATHERED AMOUNT
A Participant’s Grandfathered Amount under Section 1.1(c) of Appendix II of SIRP #2 shall be determined as follows:
For Participants who were Eligible to Retire on December 31, 2004:
(1)	The benefit described in Section 1.1 of Appendix II of SIRP calculated as though the Participant had Separated from Service on December 31, 2004 without any reduction for early commencement;

(2)	The amount determined in (1) above is adjusted for early retirement in accordance with section 4.3 of the Retirement Plan based on a January 1, 2005 commencement date and converted to an actuarially equivalent January 1, 2005 lump sum benefit;

(3)	The amount determined in (2) above is increased actuarially for interest and mortality from January 1, 2005 to the SIRP #2 Annuity Starting Date; and

(4)	The amount determined in (3) above is converted to an actuarially equivalent annuity commencing on the SIRP #2 Annuity Starting Date, which shall be the Grandfathered Amount.
For Participants Who Were Not Eligible to Retire on December 31, 2004
(1)	The benefit described in Section 1.1 of Appendix II of SIRP calculated as though the Participant had Separated from Service on December 31, 2004 without any reduction for early commencement;

(2)	The amount determined in (1) above is:
(A)	Adjusted for early commencement using (i) a commencement date that is the earliest date the Participant would have been eligible to commence benefits had the Participant Separated from Service on December 31, 2004 and (ii) the early commencement reduction factors under Section 6.4 of the Retirement Plan and

(B)	Converted to an actuarially equivalent January 1, 2005 lump sum benefit;
(3)	The amount determined in (2) above is increased actuarially for interest and mortality from January 1, 2005 to the SIRP #2 Annuity Starting Date; and

(4)	The amount determined in (3) above is converted to an actuarially equivalent annuity commencing on the SIRP #2 Annuity Starting Date, which shall be the Grandfathered Amount.
For purposes of this Appendix III, “actuarial equivalence” shall be based on the following actuarial assumptions: 6% interest and the Revenue Ruling 2001-62 mortality table.

APPENDIX IV
PROVISIONS RELATING TO THE SAFECO DEFERRED COMPENSATION AND
SUPPLEMENTAL BENEFIT PLAN FOR EXECUTIVES (AS AMENDED AND
RESTATED EFFECTIVE NOVEMBER 1, 2004)
ARTICLE 1 — STATEMENT OF INTENT
Effective December 31, 2008, this Plan was amended to accept a contribution of Designated Balances (as defined below) from the Safeco Deferred Compensation and Supplemental Benefit Plan for Executives (as Amended and Restated effective November 1, 2004) (the “Safeco Plan”). Also effective December 31, 2008, Safeco Corporation (“Safeco”) became a Participating Employer in this Plan. This Appendix IV governs the special provisions of this Plan relating to Safeco and its subsidiaries and those participants in the Safeco Plan who had Designated Balances as of December 31, 2008 (the “Safeco Participants”). For purposes of this Plan, “Designated Balances” means amounts credited to the accounts of participants in the Safeco Plan that were not earned and vested as of December 31, 2004 and that relate to the period beginning on January 1, 2005 and ending on December 31, 2008.
It is intended that this Appendix IV be interpreted in accordance with the following guidelines:
(a)	The provisions of this Plan other than this Appendix IV shall generally apply, except where the provisions of this Appendix IV are explicitly applicable;

(b)	There shall be no duplication of benefits with respect to any periods of services with Safeco and its subsidiaries and the Company and its Affiliated Employers for the same period of service;

(c)	Designated Balances shall continue to be paid under this Plan in the same form as under the Safeco Plan, in accordance with the elections made by the Safeco Participants prior to December 31, 2008, and as further set forth on Exhibit A to this Appendix IV, subject in all other cases to the terms of this Plan;

(d)	Designated Balances shall only be permitted to be redeferred in accordance with the terms of Appendix I of this Plan;

(e)	A Designated Participant shall only be entitled to receive an in-service distribution of his or her Designated Balances to the extent permitted by Section 7.4 of this Plan and Section 3.4 of Appendix I to this Plan; and

(f)	Any amounts credited with respect to periods beginning on and after January 1, 2009 on account of the Safeco Participants, other than earnings credited on the Designated Balances, shall be treated in accordance with the terms of this Plan, without regard to this Appendix IV.
ARTICLE 2 — PARTICIPATION
Safeco Participants shall become Participants in this Plan on January 1, 2009 to the extent provided for in this Appendix IV with respect to the Designated Balances. A Safeco Participant’s participation in this Plan by reason of this Appendix IV shall not guarantee participation in this Plan for any other purpose. Safeco Participants and any other employee of Safeco or its subsidiaries who becomes employed by the Company or its Affiliated Employers as a result of the transactions contemplated by that certain Agreement and Plan of Merger dated as of April 23, 2008 among Liberty Mutual Insurance Company (“Liberty Mutual”), Big Apple Merger Corporation and Safeco pursuant to which Safeco will become a subsidiary of Liberty Mutual (the “Merger”) shall only become Participants in this Plan (not taking into account this Appendix III) if they meet the eligibility and other requirements set forth in this Plan.
ARTICLE 3 — LEGAL FEES
With respect to the Designated Balances, if following the Merger (i) it should appear to a Safeco Participant that the Company has failed to comply with its obligations under this Appendix III or (ii) the Company takes any action to declare this Appendix IV void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or recover from any Safeco Participant the benefits intended to be provided under this Appendix IV, then the Safeco Participant shall be authorized to retain counsel of his or her choice to represent the Safeco Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, or any director, officer, shareholder or other person affiliated with the Company in any jurisdiction. The Company shall reimburse the Safeco Participant for the reasonable costs of attorneys’ fees in connection with the foregoing to the extent that such participant prevails in any such proceeding.

APPENDIX V
PROVISIONS RELATING TO THE PARTICIPANTS IN THE OHIO CASUALTY
INSURANCE COMPANY BENEFIT EQUALIZATION PLAN
On August 27, 2008, Liberty Mutual Insurance Company acquired Ohio Casualty Corporation (“Ohio Casualty”). Ohio Casualty sponsored the Ohio Casualty Insurance Company Benefit Equalization Program (“BEP”), and no further benefits were accrued under the BEP effective as of December 31, 2007. All amounts payable to individuals who are Qualified Executives have been transferred from BEP to SIRP #2, and this Appendix V sets forth how all benefits payable under SIRP #2 shall be payable to Qualified Executives who are Transitioning Ohio Casualty Employees (as defined in the Retirement Plan). A Participant covered by this Appendix V is referred to below as an “Ohio Casualty Participant.”
ARTICLE 1 — AMOUNT OF TOTAL ACCRUED BENEFIT
     1.1 An Ohio Casualty Participant’s Total Accrued Benefit under SIRP #2 shall be equal to the sum of (a) the Pre-7/1/04 BEP Benefit set forth next to the name of such Participant in Section 2.1 of this Appendix V, and (b) the amount determined under Section 1.1 of Appendix II of SIRP #2 for the Ohio Casualty Participant based solely on his or her service and compensation after June 30, 2004; provided, however, that the “June 30, 2004 Benefit” (as defined in the Retirement Plan) is excluded when determining the amount actually payable under the Retirement Plan for purposes of Section 1.1(b) of Appendix II.
ARTICLE 2 — FORM OF PAYMENT
     2.1 BEP Accrued Benefit. The form of payment with respect to an Ohio Casualty Participant’s Total Accrued Benefit accrued under the BEP as of December 31, 2007, disregarding any compensation earned after December 31, 2007 (the “BEP Accrued Benefit”), shall be a single lump sum payment. Set forth below is the BEP Accrued Benefit, which is expressed as a monthly annuity benefit payable in the form of a single life annuity commencing at age sixty-five:

Name	Pre-7/01/04 BEP	Post 6/30/04 BEP	BEP Accrued Benefit
JOHN S BUSBY	$2,706.82	$742.05	$3,448.87
LLOYD E GEARY	$170.10	$221.01	$391.11
RALPH G GOODE	$1,031.36	$389.66	$1,421.02
RUSSELL KELLY	$—	$367.88	$367.88
PHILIP R LUCCA	$—	$31.35	$31.35
DOUGLAS B MANWARING	$—	$69.35	$69.35
JOHN A MILESKI	$—	$8.95	$8.95
CURTIS M NICHOLS	$90.29	$3.32	$93.61
DAVID L. SANTEZ	$—	$323.65	$323.65
THOMAS E SCHADLER	$—	$338.81	$338.81
     Notwithstanding the foregoing, the amount set forth under the column “Post 6/30/04 BEP” shall in no event be based on a single life annuity payable commencing at age sixty-five greater than the amount determined under 1.1(b) of this Appendix V. The lump sum payment under this Article 2 shall be equal to the Actuarial Equivalent of the BEP Accrued Benefit. The Actuarial Equivalent of the BEP Accrued Benefit shall be equal to the single life annuity payable commencing at age sixty-five listed above multiplied by the factor on Appendix V- Table A.
     2.2 Remaining SIRP #2 Accrued Benefit The Total Accrued Benefit of an Ohio Casualty Participant as determined under Article 1 of this Appendix V less the BEP Accrued Benefit, each expressed in the form of a single life annuity commencing at age sixty-five, shall be paid in the form of payment as determined under Section 1.2 and Section 1.4 of Appendix II, as applicable.
ARTICLE 3 — TIME OF PAYMENT
An Ohio Casualty Participant shall receive his or her lump sum payment for the BEP Accrued Benefit as soon as practicable upon Separation from Service or death. In the event that an Ohio Casualty Participant dies prior to receiving payment of his or her BEP Accrued Benefit, such Participant’s surviving Spouse, if any, shall receive the BEP Accrued Benefit as soon as reasonably practicable following such death. The Remaining SIRP #2 benefit shall be paid at such time as set forth in Section 1.2 and Section 1.4 of Appendix II, as applicable.

APPENDIX V — Table A
LUMP SUM FACTORS FOR BEP ACCRUED BENEFITS

Age
Payment
Begins:	Months
Years	0	1	2	3	4	5	6	7	8	9	10	11

80	7.330971	7.305673	7.280376	7.255078	7.229780	7.204483	7.179185	7.153887	7.128590	7.103292	7.077994	7.052697
79	7.638751	7.613103	7.587454	7.561806	7.536158	7.510509	7.484861	7.459213	7.433564	7.407916	7.382268	7.356619
78	7.950562	7.924578	7.898594	7.872609	7.846625	7.820641	7.794657	7.768672	7.742688	7.716704	7.690720	7.664735
77	8.266050	8.239759	8.213469	8.187178	8.160887	8.134597	8.108306	8.082015	8.055725	8.029434	8.003143	7.976853
76	8.584694	8.558140	8.531587	8.505033	8.478479	8.451926	8.425372	8.398818	8.372265	8.345711	8.319157	8.292604

75	8.905808	8.879049	8.852289	8.825530	8.798770	8.772011	8.745251	8.718492	8.691732	8.664973	8.638213	8.611454
74	9.228558	9.201662	9.174766	9.147871	9.120975	9.094079	9.067183	9.040287	9.013391	8.986496	8.959600	8.932704
73	9.570200	9.540442	9.510683	9.480925	9.451167	9.421408	9.391650	9.363294	9.336347	9.309400	9.282453	9.255505
72	9.924300	9.894792	9.865283	9.835775	9.806267	9.776758	9.747250	9.717742	9.688233	9.658725	9.629217	9.599708
71	10.275400	10.246142	10.216883	10.187625	10.158367	10.129108	10.099850	10.070592	10.041333	10.012075	9.982817	9.953558

70	10.621373	10.592542	10.563711	10.534880	10.506049	10.477218	10.448387	10.419555	10.390724	10.361893	10.333062	10.304231
69	10.961021	10.932717	10.904413	10.876109	10.847805	10.819501	10.791197	10.762893	10.734589	10.706285	10.677981	10.649677
68	11.295567	11.267688	11.239809	11.211931	11.184052	11.156173	11.128294	11.100415	11.072536	11.044658	11.016779	10.988900
67	11.625495	11.598001	11.570507	11.543013	11.515519	11.488025	11.460531	11.433037	11.405543	11.378049	11.350555	11.323061
66	11.953041	11.925746	11.898450	11.871155	11.843859	11.816564	11.789268	11.761973	11.734677	11.707382	11.680086	11.652791

65	12.279326	12.252136	12.224945	12.197755	12.170564	12.143374	12.116184	12.088993	12.061803	12.034612	12.007422	11.980231
64	11.904417	11.913007	11.921485	11.929848	11.938097	11.946233	11.954256	11.962165	11.969960	11.977642	11.985211	11.992665
63	11.784499	11.795097	11.805585	11.815965	11.826233	11.836391	11.846439	11.856377	11.866205	11.875924	11.885532	11.895029
62	11.641106	11.653642	11.666071	11.678392	11.690608	11.702718	11.714721	11.726616	11.738406	11.750089	11.761666	11.773135
61	11.475094	11.489496	11.503794	11.517989	11.532082	11.546070	11.559956	11.573739	11.587418	11.600995	11.614469	11.627838

60	11.287303	11.303500	11.319599	11.335597	11.351495	11.367295	11.382993	11.398593	11.414093	11.429493	11.444793	11.459994
59	11.146130	11.158332	11.170467	11.182508	11.194468	11.206362	11.218163	11.229882	11.241535	11.253094	11.264573	11.275984
58	10.987054	11.000732	11.014346	11.027870	11.041315	11.054697	11.067988	11.081201	11.094350	11.107408	11.120389	11.133305
57	10.810719	10.825821	10.840861	10.855813	10.870690	10.885506	10.900233	10.914886	10.929478	10.943981	10.958408	10.972775
56	10.617748	10.634220	10.650635	10.666964	10.683221	10.699419	10.715531	10.731572	10.747554	10.763450	10.779274	10.795040

55	10.408742	10.426537	10.444275	10.461931	10.479516	10.497047	10.514495	10.531872	10.549195	10.566433	10.583603	10.600717
54	10.184304	10.203369	10.222382	10.241314	10.260179	10.278992	10.297724	10.316389	10.335002	10.353533	10.371998	10.390411
53	9.945069	9.965353	9.985587	10.005742	10.025834	10.045876	10.065839	10.085738	10.105588	10.125360	10.145067	10.164724
52	9.691699	9.713146	9.734547	9.755871	9.777133	9.798349	9.819490	9.840568	9.861600	9.882556	9.903450	9.924298
51	9.424906	9.447457	9.469965	9.492399	9.514774	9.537105	9.559362	9.581560	9.603714	9.625795	9.647817	9.669795

50	9.145429	9.169024	9.192578	9.216060	9.239486	9.262870	9.286184	9.309440	9.332655	9.355798	9.378886	9.401931
49	8.930995	8.949108	8.967162	8.985188	9.003171	9.021095	9.038992	9.056844	9.074639	9.092405	9.110128	9.127792
48	8.706801	8.725718	8.744577	8.763410	8.782202	8.800937	8.819646	8.838313	8.856923	8.875507	8.894050	8.912535
47	8.473348	8.493027	8.512651	8.532250	8.551809	8.571313	8.590793	8.610232	8.629616	8.648976	8.668296	8.687561
46	8.231116	8.251518	8.271866	8.292191	8.312477	8.332711	8.352921	8.373093	8.393211	8.413307	8.433364	8.453368

Lump Sum Factors for BEP Accrued Benefits (continued)

Age
Payment
Begins:	Months
Years	0	1	2	3	4	5	6	7	8	9	10	11

45	7.980527	8.001616	8.022653	8.043669	8.064649	8.085575	8.106482	8.127351	8.148168	8.168964	8.189723	8.210430
44	7.721961	7.743706	7.765401	7.787076	7.808716	7.830305	7.851876	7.873410	7.894894	7.916359	7.937789	7.959167
43	7.455810	7.478179	7.500499	7.522801	7.545070	7.567289	7.589490	7.611657	7.633775	7.655876	7.677943	7.699961
42	7.182458	7.205419	7.228332	7.251229	7.274094	7.296911	7.319712	7.342480	7.365201	7.387905	7.410578	7.433202
41	6.902306	6.925827	6.949299	6.972758	6.996186	7.019567	7.042934	7.066270	7.089559	7.112834	7.136078	7.159275

40	6.615731	6.639778	6.663780	6.687769	6.711729	6.735644	6.759545	6.783417	6.807244	6.831057	6.854842	6.878580
39	6.406318	6.423884	6.441430	6.458954	6.476457	6.493940	6.511402	6.528842	6.546262	6.563660	6.581038	6.598395
38	6.192189	6.210143	6.228077	6.245991	6.263885	6.281759	6.299613	6.317447	6.335262	6.353056	6.370830	6.388584
37	5.973604	5.991924	6.010225	6.028507	6.046771	6.065014	6.083239	6.101445	6.119632	6.137800	6.155949	6.174078
36	5.750819	5.769484	5.788131	5.806760	5.825371	5.843964	5.862538	5.881095	5.899633	5.918153	5.936655	5.955139

35	5.524063	5.543055	5.562029	5.580986	5.599925	5.618847	5.637752	5.656640	5.675510	5.694363	5.713199	5.732018
34	5.293632	5.312925	5.332202	5.351462	5.370706	5.389933	5.409144	5.428339	5.447516	5.466678	5.485823	5.504951
33	5.059737	5.079315	5.098877	5.118423	5.137954	5.157468	5.176967	5.196451	5.215918	5.235370	5.254806	5.274227
32	4.822588	4.842433	4.862263	4.882078	4.901878	4.921663	4.941432	4.961187	4.980927	5.000652	5.020362	5.040057
31	4.582386	4.602481	4.622562	4.642629	4.662682	4.682720	4.702744	4.722754	4.742749	4.762730	4.782697	4.802650

30	4.339319	4.359649	4.379966	4.400269	4.420559	4.440835	4.461097	4.481346	4.501581	4.521803	4.542011	4.562205
29	4.180672	4.193934	4.207205	4.220450	4.233686	4.246932	4.260151	4.273361	4.286581	4.299774	4.312958	4.326152
28	4.020101	4.033522	4.046951	4.060355	4.073751	4.087156	4.100535	4.113906	4.127286	4.140640	4.153986	4.167342
27	3.857728	3.871297	3.884875	3.898427	3.911972	3.925527	3.939056	3.952577	3.966108	3.979614	3.993112	4.006619
26	3.693657	3.707364	3.721082	3.734775	3.748461	3.762156	3.775827	3.789490	3.803163	3.816811	3.830452	3.844102

25	3.527997	3.541835	3.555684	3.569508	3.583325	3.597152	3.610955	3.624750	3.638556	3.652338	3.666112	3.679897
24	3.537740	3.536928	3.536116	3.535304	3.534492	3.533681	3.532869	3.532057	3.531245	3.530433	3.529621	3.528809
23	3.547015	3.546242	3.545469	3.544696	3.543923	3.543151	3.542378	3.541605	3.540832	3.540059	3.539286	3.538513
22	3.555848	3.555112	3.554376	3.553640	3.552904	3.552168	3.551432	3.550696	3.549959	3.549223	3.548487	3.547751
21	3.564255	3.563554	3.562854	3.562153	3.561452	3.560752	3.560051	3.559351	3.558650	3.557950	3.557249	3.556549

IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and behalf this 31st day of August, by its duly authorized officer, effective as of January 1, 2010 except as specifically provided to the contrary above.
LIBERTY MUTUAL GROUP INC.

By:	/s/ Helen E. R. Sayles
Senior Vice President and Manager, HR and Administration

Witness:

By:	/s/ Mark E. Anderson
Vice President and Manager, Compensation and Benefits

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